Exhibit 99.1

Contact:
Cliff Stebe
Chief Financial Officer, 636.916.2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Third Quarter 2013 Results

Company Provides 2014 Guidance and Revises Guidance For 2013

ST. LOUIS, November 12, 2013 -- LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the third quarter ended September 30, 2013.

 Highlights

•	Record sales year to date of $316.2 million, including sales for Valent and TASS acquisitions

•	Earnings per share of $0.16 per fully diluted share

•	Recent changes in Aerostructures management and Texas plant to close

•	Firm backlog as of September 30, 2013, was $463.8 million

-more-

LMI Aerospace Announces
Third Quarter Results

Third Quarter Results

Net sales for the third quarter of 2013 increased 48.2 percent to $104.7 million, compared to $70.6 million in the third quarter of 2012, primarily as a result of the inclusion of Valent Aerostructures, LLC (“Valent”) in the 2013 period.  Net income for the third quarter of 2013 was $2.1 million, or $0.16 per diluted share compared to $5.6 million, or $0.48 per diluted share, in the third quarter of 2012.  Dilution from the Valent acquisition and continued weakness in Engineering Services revenues and profits accounted for this decline. The following table illustrates the company’s net income for the quarter, excluding the impact of the Valent acquisition for comparative purposes.

Q3 2013

Net income	$2,075
Interest expense, net of tax	2,813
Valent net income	(638)
Net income excluding Valent	$4,250

“Sales of our legacy Aerostructures products continued to grow during the quarter, but Valent sales fell from the second quarter of 2013 and Engineering sales also decreased from the third quarter of 2012 and the second quarter of 2013,” said Ronald S. Saks, Chief Executive Officer of LMI.  “During the third quarter, Valent and Engineering Services orders continued to decline, resulting in full year 2013 sales now expected to be below the estimates discussed in our second quarter press release.  Valent sales opportunities continue to be impacted by a lack of new work from our largest customer.  Based on recent discussions with this customer, we do expect significant sales opportunities for Aerostructures, but we have not included these opportunities in our guidance.  Regarding Engineering Services revenue, we thought that sales had stabilized last quarter, but in the last month it has become apparent that sales to the large commercial aircraft sector would remain depressed in the fourth quarter of 2013 and into the first two quarters of 2014.  However, regionalization of Engineering Services demand presents opportunities to our Engineering Services segment for the second half of 2014 and suggests that sales of services to the large commercial aircraft sector, on both domestic and foreign aircraft, should rise during 2014.  We have not considered the impact of sequestration, union negotiations at a key customer or pricing negotiations currently in progress, all of which may affect our sales forecast for Aerostructures or Engineering Services,” added Saks.

Aerostructures Segment

	Q3%				%	Q3%
Net Sales	2013	of Total	Valent	Legacy	of Total	2012	of Total
	($ in millions)
Large commercial aircraft	$41.6	48.9%	$18.1	$23.5	42.8%	$17.7	40.2%
Corporate and regional aircraft	20.5	24.1%	3.1	17.4	31.7%	15.2	34.5%
Military	16.4	19.3%	4.6	11.8	21.5%	8.8	20.0%
Other	6.6	7.7%	4.4	2.2	4.0%	2.3	5.3%
Total	$85.1	100.0%	$30.2	$54.9	100.0%	$44.0	100.0%

The acquisition of Valent provided $30.2 million of sales,  while organic growth of $10.9 million in the legacy Aerostructures business resulted in increased total segment sales of $41.1 million during the third quarter of 2013.  In the large commercial aircraft market, Valent contributed $18.1 million of sales, including $15.2 million for the Boeing 737 platform.  For legacy Aerostructures, increased Boeing 767 wing modification kit and Boeing 737 product demand were large factors in the rise in net sales of large commercial aircraft products. Increased production rates on the G650 resulted in higher sales of corporate and regional products and tooling for the KC-390 aircraft was primarily responsible for the growth in military sales.

-more-

The overall Aerostructures segment generated gross profit of $17.3 million, or 20.3 percent of net sales, in the third quarter of 2013 versus $12.9 million, or 29.3 percent of net sales, in the third quarter of 2012.  Valent achieved a gross margin of 15.4 percent, which diluted the gross profit margin for the segment, largely due to a decline in demand at a processing facility. In addition production inefficiencies from disruption on several development programs and startup costs at a greenfield machining center contributed to the decline in gross profit percentage in the legacy business.

Selling, general and administrative expenses (“SG&A”) were $11.3 million in the third quarter of 2013 compared to $7.5 million in the third quarter of 2012, with all $3.8 million of the increase attributable to Valent.

Engineering Services Segment

	Q3%		Q3%
Net Sales	2013	of Total	2012	of Total
	($ in millions)
Large commercial aircraft	$9.9	49.0%	$7.3	26.8%
Corporate and regional aircraft	4.0	19.8%	8.4	30.9%
Military	4.8	23.8%	9.8	36.0%
Other	1.5	7.4%	1.7	6.3%
Total	$20.2	100.0%	$27.2	100.0%

Net sales of large commercial aircraft services grew by $2.6 million, including a net increase of $1.9 million from the TASS business, acquired in the third quarter of 2012.  Design maturation on both the Bombardier’s Learjet 85 and the Boeing KC-46 tanker programs drove the decline in the corporate and regional and military categories.

Gross profit for the segment was $3.3 million, or 16.3 percent of net sales, for the third quarter of 2013 down from $5.8 million or 21.3 percent of net sales, for the prior year quarter.  Lower revenues and a cumulative catch-up charge on the Embraer KC-390 contributed to the decline in gross profit.

SG&A for the segment decreased from $2.6 million in the third quarter of 2012 to $2.5 million in the third quarter of 2013.

Non-Segment

Interest expense increased to $4.3 million, primarily due to the debt incurred by the company to fund the acquisition of Valent and working capital needs.  The effective income tax rate for the third quarter of 2013 was 11.9 percent including adjustments to reflect the retroactive changes in certain state tax laws and higher levels of federal and state tax credits than had originally been estimated.

The company used cash from operations of $1.0 million in the third quarter of 2013 and funded capital expenditures of $3.4 million, resulting in negative free cash flow of $4.4 million, as anticipated.  Inventories grew from investments in long-term contracts and purchases of tooling.  The company projects free cash flow to be positive in the fourth quarter as we expect to collect substantial payments on tooling for a development program.

Backlog as of September 30, 2013, was $463.8 million, including $144.4 million in backlog at Valent, compared to $282.4 million at the end of the prior year quarter.

Revised Outlook for 2013

The company also announced that it has updated guidance for 2013, as follows:

Consolidated Operations

•	Net sales between $421.0 million and $425.5 million

•	Gross profit between 19.5 percent and 19.7 percent, including a one time $2.5 million charge representing the Valent inventory step up

•	SG&A between $54.0 million and $54.8 million, including $2.8 million in restructuring costs, trade name impairment expense of $4.2 million, and $1.0 million in acquisition and integration expense, offset by the contingent consideration elimination of $8.0 million

•	Interest and other expenses between $16.0 million and $16.3 million

•	Effective income tax rate between 30.5 percent and 31.5 percent

•	Capital expenditures between $25.0 million and $27.0 million

•	Depreciation, amortization, trade name impairment and stock compensation expenses between $26.0 million and $27.0 million

The revised expectations for each segment are as follows:

Aerostructures

•	Net sales between $339.5 million and $343.5 million, including between $120.5 million and $121.5 million for Valent

•	Gross profit between 20.7 percent and 20.9 percent, including a one time $2.5 million charge representing the Valent inventory step-up

•	SG&A between $39.5million and $40.0 million, including $2.8 million in restructuring costs offset by the contingent consideration elimination of $8.0 million

Engineering Services

•	Net sales between $81.5 million and $82.0 million

•	Gross profit between 14.7 percent and 14.9 percent

•	SG&A between $14.5 million and $14.8 million, including the trade name impairment of $4.2 million

The company provided the following estimates for Adjusted EBITDA guidance for 2013, exclusive of any expected synergies:

Consolidated ($ in millions)
Operating income	28.3 - 29.1
Depreciation, amortization and stock based compensation	21.8 - 22.8
Contingent consideration write-off	(8.0) - (8.0)
Intangible asset write-off	4.2 - 4.2
Restructuring	2.8 - 2.8
Step-up in inventory to cost of goods sold	2.5 - 2.5
Acquisition and integration expense	1.0 -1.0
52.6 - 54.4

Outlook for 2014

The company is providing guidance for 2014 as follows:

Consolidated Operations

•	Net sales between $418.0 million and $439.0 million

•	Gross profit between 21.0 percent and 22.0 percent

•	SG&A between $52.5 million and $56.5 million, including $0.5 million in restructuring expenses

•	Interest and other expenses between $14.5 million and $15.0 million

•	Effective income tax rate between 35.0 percent and 35.5 percent

•	Capital expenditures between $16.0 million and $20.0 million

•	Depreciation, amortization and stock compensation expense between $22.5 million and $25.5 million

The expectations for each segment are as follows:

Aerostructures

•	Net sales between $336.0 million and $347.0 million

•	Gross profit between 22.0 percent and 23.0 percent

•	SG&A between $43.0 million and $46.0 million, including $0.5 million in restructuring expenses

Engineering Services

•	Net sales between $82.0 million and $92.0 million

•	Gross profit between 16.0 percent and 17.5 percent

•	SG&A between $9.5 million and $10.5 million

The company provided the following estimates for Adjusted EBITDA guidance for 2014, exclusive of any expected synergies:

Consolidated ($ in millions)
Operating income	35.0 - 40.5
Depreciation, amortization and stock based compensation	22.5 - 25.5
Restructuring	0.5 - 0.5
58.0 - 66.5

“Recently we issued a press release announcing the promotion of Ed Dickinson to President of Valent Operations, coincident with the departure of three former owners of Valent,” Saks said.  “Charlie Newell, Henry Newell and Bruce Breckenridge assembled a group of companies that became Valent Aerostructures, acquired by LMI in December, 2012.  During 2013, we worked together to commence the integration of our two companies and some synergies were created.  We appreciate their efforts and believe that Ed can continue this integration process and that we can move quickly to obtain the anticipated benefits of this combination.”

“To further cut costs, we also announced that we will be closing one of the LMI plants located in Texas in the first half of 2014.  In addition, we have begun to transfer work from other LMI facilities to our Mexicali facility which is reducing inventory and headcount to improve profitability and generate cash.  We are also accelerating the pace of consolidation where multiple plants are located in the same city and we are looking to expand other plants so they can reach the critical mass needed to optimize profitability.  Together with our lean manufacturing group, our Engineering Services segment continues to work with Aerostructures to reduce the cost of manufacturing on our current work statements.  We are setting targets for cost reduction and expect to see improved operating margins at each of our facilities.  We are also in-sourcing work, currently purchased from suppliers, to LMI and Valent plants with available capacity in order to realize the synergy targets we have set.”

“Collaborative relationships with our key customers continue to deepen and in this environment of increasing production rates, ever higher quality and delivery standards and a desire to share with our customers the cost reductions we achieve, we remain optimistic that we will make steady gains in revenue and profits,” Saks said. “Our 2013 results have been disappointing, but the vibrancy of our industry and the strength of our customer relationships, together with the skills that our people provide are long term assets we expect to carry us forward as a key large aircraft structures supplier to the major industry OEMs and Tier Is in 2014 and beyond.”

LMI Aerospace Announces
Third Quarter Results

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries.  It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI's outlook for 2013 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI.  Actual results could differ materially from the forward-looking statements as a result of, among other things, difficulties integrating Valent, managing the increased leverage incurred by LMI in connection with its acquisition of Valent, complying with new debt covenants with respect to such indebtedness and achieving the benefits anticipated from the closure of the Texas facility, as well as the factors detailed from time to time in LMI's filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2012, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,553	$4,347
Accounts receivable, net	86,030	69,159
Inventories	112,907	90,039
Prepaid expenses and other current assets	6,734	5,655
Deferred income taxes	3,725	3,839
Total current assets	210,949	173,039

Property, plant and equipment, net	104,837	96,218
Goodwill	181,628	179,314
Intangible assets, net	56,627	64,334
Other assets	13,777	15,059
Total assets	$567,818	$527,964

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,937	$30,471
Accrued expenses	17,880	23,703
Current installments of long-term debt and capital lease obligations	5,193	5,632
Total current liabilities	49,010	59,806

Long-term liabilities:
Long-term debt and capital lease obligations, less current installments	290,900	255,067
Other long-term liabilities	3,230	3,405
Deferred income taxes	13,343	8,732
Total long-term liabilities	307,473	267,204

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,875,086 and 12,860,023 shares at September 30, 2013 and December 31, 2012, respectively	257	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	92,546	90,839
Accumulated other comprehensive loss	(231)	(49)
Treasury stock, at cost, 20,821 shares at September 30, 2013 and 101,622 shares at December 31, 2012	(202)	(482)
Retained earnings	118,965	110,389
Total shareholders’ equity	211,335	200,954
Total liabilities and shareholders’ equity	$567,818	$527,964

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Sales and service revenue
Product sales	$81,076	$42,794	$246,343	$125,180
Service revenue	23,580	27,842	69,844	81,532
Net sales	104,656	70,636	316,187	206,712
Cost of sales and service revenue
Cost of product sales	63,579	32,757	192,309	89,331
Cost of service revenue	20,659	19,295	61,565	65,312
Cost of sales	84,238	52,052	253,874	154,643
Gross profit	20,418	18,584	62,313	52,069

Selling, general and administrative expenses	13,783	10,050	41,862	28,011
Contingent consideration write-off	-	-	(7,950)	-
Intangible asset impairment	-	-	4,222	-
Income from operations	6,635	8,534	24,179	24,058

Other income (expense):
Interest expense	(4,328)	(270)	(12,485)	(764)
Other, net	49	174	449	281
Total other expense	(4,279)	(96)	(12,036)	(483)

Income before income taxes	2,356	8,438	12,143	23,575
Provision for income taxes	281	2,799	3,567	8,039

Net income	2,075	5,639	8,576	15,536
Other comprehensive income (expense):
Change in foreign currency translation adjustment	118	(16)	(19)	(16)
Unrealized gain (loss) on interest rate hedges net of tax	(153)	-	(163)	-
Other comprehensive income (expense)	(35)	(16)	(182)	(16)
Total comprehensive income	$2,040	$5,623	$8,394	$15,520

Amounts per common share:
Net income per common share	$0.16	$0.48	$0.68	$1.33

Net income per common share assuming dilution	$0.16	$0.48	$0.67	$1.31

Weighted average common shares outstanding	12,617,121	11,736,392	12,604,033	11,675,453

Weighted average dilutive common shares outstanding	12,718,807	11,857,611	12,710,396	11,827,867

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Operating activities:
Net income	$8,576	$15,536
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	15,230	5,767
Contingent consideration write-off	(7,950)	-
Deferred taxes	3,091	(626)
Intangible asset impairment	4,222	-
Restricted stock compensation	1,204	1,205
Other noncash items	(326)	(172)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	(17,835)	(7,025)
Inventories	(22,698)	(6,742)
Prepaid expenses and other assets	233	310
Current income taxes	(29)	1,294
Accounts payable	(4,951)	(2,950)
Accrued expenses	2,637	3,440
Net cash (used) provided by operating activities	(18,596)	10,037
Investing activities:
Additions to property, plant and equipment	(21,230)	(12,506)
Acquisition, net of cash acquired	-	(9,863)
Proceeds from sales of equipment	1,942	88
Net cash used by investing activities	(19,288)	(22,281)
Financing activities:
Proceeds from issuance of debt	6,160	1,996
Principal payments on long-term debt and notes payable	(4,766)	(73)
Advances on revolving line of credit	112,000	4,324
Payments on revolving line of credit	(78,000)	(3,866)
Changes in outstanding checks in excess of bank deposits	-	2,031
Other, net	(304)	73
Net cash provided by financing activities	35,090	4,485
Net decrease in cash and cash equivalents	(2,794)	(7,759)
Cash and cash equivalents, beginning of period	4,347	7,868
Cash and cash equivalents, end of period	$1,553	$109

Supplemental disclosure of noncash transactions:
Purchase adjustment of acquisition	$1,219	$-

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$2,075	$5,639	$8,576	$15,536

Depreciation and amortization	5,496	1,954	15,230	5,767
Interest expense	4,328	270	12,485	764
Income tax expense	281	2,799	3,567	8,039
Stock based compensation	451	462	1,204	1,205
Acquisition and integration expenses	207	500	969	567
Intangible asset impairment	-	-	4,222	-
Contingent consideration write-off	-	-	(7,950)	-
Fair value step-up on acquired inventories	-	-	2,497	-
Other, net	(49)	(174)	(449)	(281)

Adjusted EBITDA	$12,789	$11,450	$40,351	$31,597

Free Cash Flow (2):

Net cash (used) provided by operating activities	$(1,027)	$6,088	$(18,596)	$10,037
Less capital expenditures	(3,357)	(6,161)	(21,230)	(12,506)

Free cash flow	$(4,384)	$(73)	$(39,826)	$(2,469)

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.